Exhibit 5.1

ATTORNEYS AT LAW ONE INDEPENDENT DRIVE, SUITE 1300 JACKSONVILLE, FL 32202-5017 904.359.2000 TEL 904.359.8700 FAX WWW.FOLEY.COM CLIENT/MATTER NUMBER 084091-0120

September 9, 2014

Imperial Holdings, Inc.

701 Park of Commerce Boulevard — Suite 301

Boca Raton, Florida 33487

Ladies and Gentlemen:

We have acted as counsel to Imperial Holdings, Inc., a Florida corporation (the “Company”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission of the Company’s Registration Statement on Form S-3 (as amended, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), relating to the registration of an offering by certain selling stockholders named therein from time to time of (i) $70,743,000 aggregate principal amount of 8.50% Senior Unsecured Convertible Notes due 2019 (the “Notes”) and (ii) 10,464,942 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) issuable upon conversion of the Notes.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Articles of Incorporation of the Company, as amended to date; (ii) the Bylaws of the Company, as amended to date; (iii) the Registration Statement; (iv) the prospectus contained within the Registration Statement; (v) the proceedings and actions taken by the Board of Directors of the Company and a duly authorized committee of the Board of Directors; and (vi) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1.	The Notes have been duly authorized and validly issued and constitute valid and legally binding obligations of the Company enforceable in accordance with their terms, subject, as to enforcement, to bankruptcy, fraudulent transfer, equitable subordination, fair dealing, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

BOSTON BRUSSELS CHICAGO DETROIT	JACKSONVILLE LOS ANGELES MADISON MIAMI	MILWAUKEE NEW YORK ORLANDO SACRAMENTO	SAN DIEGO SAN DIEGO/DEL MAR SAN FRANCISCO SHANGHAI	SILICON VALLEY TALLAHASSEE TAMPA TOKYO WASHINGTON, D.C.

September 9, 2014

2.	The 10,464,942 shares of Common Stock being registered have been duly authorized and when issued and delivered upon conversion of the Notes in accordance with the terms of the Notes, will be validly issued, fully paid and nonassessable.

The opinions expressed herein are limited to the corporate laws of the State of Florida (including the statutory provisions, all applicable provisions of the Florida Constitution and reported judicial decisions interpreting the foregoing) and, with respect to the Notes, the laws of the State of New York, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement.

Very truly yours,

/s/ FOLEY & LARDNER LLP